                                                                    EXHIBIT 4.2





                              LICENSE AGREEMENT




                           Dated November 12, 1997


                                   Between





                         Deprenyl Animal Health Inc.

                                     and

                                 Pfizer Inc.


1.  DEFINITIONS..............................................................1

2.  LICENSES.................................................................3

3.  PAYMENTS.................................................................3

4.  TERM OF ROYALTY PAYMENTS.................................................4

5.  MINIMUM ROYALTIES........................................................4

6.  ROYALTY ADJUSTMENT.......................................................5

7.  ACCOUNTING AND PAYMENT PROCEDURES........................................5

8.  TECHNOLOGY...............................................................6

9.  COMPETITIVE PRODUCTS, PROMOTIONAL MATERIAL...............................6

10. PATENT AND TRADEMARK LITIGATION..........................................7

11. PATENT AND TRADEMARK PROSECUTION AND MAINTENANCE.........................7

12. TERM OF AGREEMENT........................................................8

13. TERMINATION..............................................................8

14. RIGHTS AND DUTIES UPON TERMINATION.......................................9

15. NOTICES..................................................................9

16. BINDING EFFECT..........................................................10

17. COUNTERPARTS............................................................10

18. INDEPENDENT AGREEMENTS..................................................10

19. AMENDMENTS..............................................................10

20. NO THIRD PARTY BENEFICIARIES............................................10

21. ASSIGNMENT AND SUCCESSORS...............................................10

22. WAIVERS.................................................................10

23. FORCE MAJEURE...........................................................10

24. SEVERABILITY............................................................10

25. GOVERNING LAW...........................................................10

26. HEADINGS................................................................10



APPENDIX I - PATENTS........................................................12

APPENDIX II - TRADEMARKS AND TRADENAMES.....................................16

APPENDIX III - EXAMPLES OF MINIMUM ROYALTY COMPUTATION......................17


                                  LICENSE AGREEMENT

License Agreement, dated November 12, 1997 from Deprenyl Animal Health, Inc. ("DAHI"), a Louisiana corporation and a wholly owned subsidiary of Draxis Health Inc. ("Draxis"), a Canada corporation, to Pfizer Inc. ("Pfizer"), a Delaware corporation.

DAHI and Pfizer hereby agree as follows:

1.  Definitions.

"Affiliate" means, with respect to any party, its respective direct or indirect ultimate parent company, if any, and any company, firm or other entity more than fifty (50) percent (or such lesser percentage as which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of whose issued and voting capital or share participation is owned or controlled, directly or indirectly, by such party or by its parent company, but only for so long as such ownership or control shall continue.

"Agreements" means this License Agreement, and the Master Agreement, among DAHI, Draxis and Pfizer, the Manufacturing and Supply Agreements, each between Draxis and Pfizer, and the Research Agreement, among DAHI, Draxis and Pfizer, each dated the date hereof.

"Annual", when used in this Agreement with respect to the computation of Net Sales means the fiscal year of Pfizer and its Affiliates; at the present time, the fiscal year of Pfizer Inc. is January 1 through December 31 and the fiscal year of most of its Affiliates outside the United States is December 1 through November 30.

"Chinoin Agreement" means the Supply Agreement between Chinoin
Pharmaceuticals and Chemical Works Co. Ltd., a wholly owned subsidiary of Sanofi Sante Animale S.A. and Deprenyl Animal Health Research Inc., a wholly owned subsidiary of Draxis dated October 1, 1990 and amended and supplemented July 5, 1995.

"Compound" means the chemical compound known as selegiline, having the chemical formula: (-)-N-alpha-demethyl-N-2-propynlbenzene-ethanamine and all salts and derivatives thereof.

"IF Agreement" shall have the meaning specified in Section 10(f).

"Field" means the animal health field excluding the human health field; the phrase "companion animal" as used herein refers to dogs, cats, and horses.

"Net Sales" shall mean the invoice price of Products or Non-Compounds, as the case may be, sold by Pfizer or its Affiliates or sublicensees to third parties, less, to the extent included in such invoice price the total of: (i) ordinary and customary trade discounts actually allowed,; (ii) credits, rebates and returns (including, but not limited to, distributor, wholesaler and retailer returns); (iii) freight, postage and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, (iv) excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business and the amount of any reserve for bad debts taken by Pfizer in the ordinary course of business arising from the failure of a non-Affiliate of Pfizer to pay for any Products sold by Pfizer or any of its Affiliates to the extent such reserve is actually experienced. Net Sales shall also include the amount or fair market value of all other consideration received by Pfizer or its Affiliates or sublicensees in respect of Products, whether such consideration is in cash, payment in kind, exchange or another form. In the case of discounts on "bundles" of products, Pfizer may discount the bona fide list price of a Product by the average percentage discount of all products of Pfizer and/or its Affiliates or Sublicensees in a particular "bundle" (provided that such bundling is expected to yield higher aggregate Net Sales based on increased volumes), calculated as follows:

Average Percentage
Discounted on a        = [1-A/B] X 100
Particular Bundle

where A equals the total discounted price of a particular "bundle" of products, and B equals the sum of the non-discounted bona fide list prices of each unit of every product in such "bundle". Pfizer shall provide DAHI documentation, reasonably acceptable to DAHI, establishing such average discount with respect to each "bundle." If Pfizer cannot so establish the average discount of a "bundle." Net Sales shall be based on the non-discounted list price of the Products in the "bundle." If a Product is not sold separately and no bona fide list price exists for such Product, the parties shall negotiate in good faith an imputed bona fide list price for such Product, and Net Sales with respect thereto shall be based on such imputed list price. Pfizer shall retain the sole right to decide whether to "bundle" any products, and nothing contained herein shall imply that Pfizer will require the purchase of any product by any non-Affiliate as a condition that the non-Affiliate be able to purchase another product.

"Non-Compound Products" means any and all compositions containing a therapeutically active ingredient other than Compound for the treatment of
Cognitive Dysfunction Syndrome, Cushing's Disease and/or        *         ,
used or useful in the Field.

"Patents" means all rights and interests of DAHI in the patents and patent applications, now or hereafter during the term of this Agreement owned, acquired, or controlled by, or licensed to, DAHI relating to the Compound and/or Products which is used or useful in the Field. Included within the definition of Patents are all continuations, continuations-in-part, divisions, patents of additions, reissues, renewals or extensions thereof and all Supplemental Protection Certificates. Also included within the definition of Patents are any patents or patent applications which claim any improvements on Compound, Product, manufacturing processes required or useful for the production of Compound or Product and methods of use of the Compound or Product which are developed by DAHI during the term of this Agreement. The current list of patents and patent applications encompassed within Patents are listed in Appendix I, annexed hereto and made a part hereof.

"Products" means any or all compositions containing Compound as a therapeutically active ingredient used or useful in the Field.

"Research Program" means the Research Program as defined in the Research Agreement.

          *       means any and all Products approved by the regulatory
authority in the country of sale (a) for               *            (b) sold
over the counter without prescription; and (c) not formulated in a dosage form so approved at the time of sale for the treatment of Cognitive
Dysfunction Syndrome and/or Cushing's Disease.        *        shall be used
as the basis for the royalty payments as set forth in Section 3(b) and (d).

"Sales Projection" shall have the meaning set forth in Section 5(a).

"Technical Information" means all know-how, trade secrets, inventions, data (including, but not limited to marketing and regulatory data), technology and information, including any improvements, now or hereafter during the term of this Agreement owned, acquired, developed, or controlled by, or licensed to, DAHI relating to the Compound or Products which is used or useful in the Field.

"Technology" means collectively, all Patents and Technical Information.

"Territory" means all the countries of the world.

"Trademarks" shall mean all of the trademarks relating to the Compound for use in companion animals and owned by DAHI or any Affiliate; all of the Trademarks are listed and described in Appendix II.

-------------
* Material has been omitted and filed separately with the Securities and Exchange Commission

"Tradenames" shall mean all of the trademarks relating to Compound for use in companion animals and owned by DAHI, any Affiliate; all of the Tradenames are listed and described in II.

"Valid Claim" means a claim of a pending patent application or issued patent within Patents or Non-Compound Patents so long as such claim shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has or can be taken.

2.  Licenses.

          (a) DAHI hereby grants to Pfizer, and Pfizer hereby accepts, a world-wide, royalty-bearing, exclusive license (including the right to sublicense) under the Patents, Technical Information, Trademarks and Tradenames to make, have made, use, offer to sell and sell within the Territory, and to import into any country in the Territory, Products in the Field in accordance with the Agreements.

          (b) Pfizer or its Affiliates may sublicense the licenses granted hereunder in any market in the world, but in each case only to a company (a) with a companion animal sales position in such market based on the most recently available information with a rank of tenth or higher in such market and (b) the marketing and sales capability in such market to effectively promote and sell the Product, including an appropriate number of sales representatives dedicated to its companion animal health business.

          (c) Notwithstanding the foregoing, the parties agree that the Chinoin Agreement is expressly excluded from any and all rights and licenses granted herein and in the Agreements.

          (d) Royalties owed by Pfizer to DAHI in cases where Pfizer has retained a distributor, shall be based on the sales of Product by Pfizer to such distributors.

          (e) Pfizer agrees to obtain its supply of the Product through Draxis pursuant to the terms of the Supply and Manufacturing Agreements as in effect from time to time.

3. Payments. In consideration of the licenses granted to Pfizer hereunder and the disclosure to Pfizer of Technical Information, and subject to the provisions of this paragraph 3, Pfizer shall pay to DAHI annual royalties based on annual Net Sales, as follows:

          (a)  Net Sales on an aggregate basis for all countries in the world
          where the manufacture or sale of the Product, except      *
          sold in such country is embraced within any Valid Claim of any unexpired Patents in the country of manufacture or sale:

               World Wide Aggregate
               Annual Net Sales of
               Products except
                      *                               Royalty Rate
               First $10 million
               Next $10 million
               Next $10 million
               Next $10 million                             *
               Above $40 million

          (b) Net Sales on an aggregate basis for all countries in the world at the rate of * where the Product is sold under a Trademark or where Technical Information is used in the manufacture or sale of Product. (This royalty shall be in addition to any royalties payable under Sections 3(a), 3(d) or 6.)

-------------
* Material has been omitted and filed separately with the Securities and Exchange Commission

          (c) Net Sales on an aggregate basis for all countries of the world of Non-Compound Products at the rate of *

          (d)    Net Sales of       *     on an aggregate basis for all
          countries in the world where the manufacture or sale of the      *
          sold in such country is embraced within any Valid Claim of any unexpired Patents in the country of manufacture or sale:

              World Wide Aggregate
              Annual Net Sales of

                       *                     Royalty Rate

              First $10 million
              Next $10 million
              Next $10 million                       *
              Next $10 million
              Above $40 million

4. Term of Royalty Payments. The following royalties shall continue to be paid as provided herein, as follows:

          (a) Royalties under Section 3(a) and 3(d) until the expiration of the last to expire of the Patents in each such country with claims directed to the manufacture, use or sale of the Product and made, used or sold therein by Pfizer, its Affiliates or sublicensees or Technical Information is used in the manufacture or sale of the Product, whichever shall last occur.

          (b) Until this Agreement is terminated, Royalties under Section 3(b) for so long as there is a Trademark in the country of sale of any Product(including any time period during which Draxis, DAHI or Pfizer is seeking to obtain a trademark other than Anipryl-Registered Trademark-, as provided in Section 10 of the Master Agreement), or until this Agreement is terminated, whichever shall first occur.

          (c) Royalties under Section 3(c) until the expiration of the last to expire of any Patents or until this Agreement is terminated, whichever shall first occur.

          (d) A holding of invalidity or unenforceability of any Patent, from which no further appeal is or can be taken, shall not affect any obligation already accrued under the License Agreement, but shall only eliminate royalties otherwise due under such patent from the date such holding becomes final.

5. Minimum Royalties. Pfizer shall pay to DAHI minimum royalties based on Pfizer's three year forecast of sales, determined as follows:

          (a) On or before March 1, 1998, or the date of receipt of the Registration for Cognitive Dysfunction Syndrome in the U.S., whichever comes later, Pfizer shall deliver to DAHI a forecast of its projected Net Sales of the Product over the three fiscal years of Pfizer commencing on the previous January 1 (a "Sales Projection").

          (b) On or before April 1 in each year commencing on April 1, 2001, Pfizer shall deliver to DAHI a report, certified by the Vice President of Finance, Animal Health Group, certifying to (i) 50% of the amount of royalties that would have been paid on the projected Net Sales contained in the Sales Projection for the previous three fiscal years;
          (ii) the actual royalties paid on Net Sales for such three fiscal years; and (iii) the difference between the two amounts.

          (c)    If the amount determined for such period as specified in
          Section 5(b)(i) exceeds the amount of royalties actually paid as specified in Section 5(b)(ii) after taking into account credit that may be available under Section 5(d), Pfizer shall remit the difference to DAHI with such report.

* Material has been omitted and filed separately with the Securities and Exchange Commission

          (d)    In making the calculation of the amount to be remitted under
          Section 5(c), Pfizer shall be deemed to have accumulated a credit equal to the excess of actual royalties remitted over the minimum royalties for the sales projection.

          (e) Examples of the reports and computations of possible minimum royalties are attached as Appendix III.

6. Royalty Adjustment.

          (a) In the event that (i) on June 30, 1999 the Cognitive Dysfunction Syndrome approval indication has not been received in the U.S.; or (ii) there has been a total interruption of supply of the Product for more than 3 consecutive months, the royalty rate payable on Net Sales of the Product shall be temporarily amended as follows for so long as the circumstance in (i) or (ii) persists, as the case may be:

              World Wide Aggregate
              Annual Net Sales of
              Products                       Royalty Rate

              First $5 million
              Next $5 million
              Next $10 million                *
              Next $10 million
              Above $30 million

7. Accounting and Payment Procedures. Payments hereunder shall be subject to the following provisions:

          (a) Sales between or among Pfizer, its Affiliates or sublicensees shall not be subject to royalties under Sections 3 and 5 hereof; royalties shall only be calculated upon Net Sales to an independent third party. Pfizer shall be responsible for royalty payments on Net Sales by its Affiliates or sublicensees.

          (b) Pfizer shall make royalty payments on Net Sales during each Pfizer fiscal quarter within 60 days after the end of each such quarter, and each payment shall be accompanied by a report identifying the Products, Net Sales, and the amount payable to DAHI, as well as computation thereof. Such reports shall be kept confidential by DAHI and not disclosed to any other party (other than its Affiliates and their accountants who shall be subject to the same obligations of confidentiality as those imposed on DAHI hereunder) and shall only be used for the purposes of this Agreement.

          (c) All payments made hereunder shall be made in U.S. dollars and shall be remitted to DAHI in such manner as specified in Section 18 or as communicated by DAHI to Pfizer at a later date. For the purpose of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by (a) converting such amount into U.S. dollars at a rate equal to the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as published in the Wall Street Journal for the close of the last business day of Pfizer's accounting periods (either four or five weeks) for which the relevant royalty payment is to be made by Pfizer and (b) deducting the amount of any governmental tax, duty charge, or other fee actually paid in respect of such conversion into and remittance of U.S. dollars.

          (d) Any taxes required to be paid or withheld by Pfizer, its Affiliates or sublicensees for the account of DAHI on amounts payable under this Agreement shall be deducted from the amounts payable at the rates specified by applicable law. In addition, Pfizer shall provide promptly to DAHI receipts from the government or taxing authority evidencing payment of such taxes.

* Material has been omitted and filed separately with the Securities and Exchange Commission

          (e) Pfizer shall, and shall cause its Affiliates and sublicensees to, keep full and accurate books and records setting forth gross sales, Net Sales, and amounts payable to DAHI. Pfizer shall permit DAHI, at its expense, by independent qualified public accountants employed by DAHI for such purpose, but which shall not be otherwise employed by DAHI, and acceptable to Pfizer, to examine such books and records at any reasonable time, but not later than three years following the rendering of any such reports, accountings and payments. The opinion of such independent accountants regarding such reports, accountings and payments shall be binding on the parties hereto. DAHI shall bear the expenses of such accountant; provided that if the audit establishes an underpayment of royalties for any calendar year of five percent (5%) or more, Pfizer shall promptly pay the reasonable fees and expenses of such accountant.

          (f) Any payments due hereunder which are not paid on or before the due date shall bear interest at the commercial paper rate of interest as reported by the Wall Street Journal for General Electric Capital Corporation from time to time plus 2%, or the maximum rate permitted by New York law, whichever is lower.

8. Technology.

          (a) Periodically during the term of this Agreement, and at least semi-annually, DAHI shall disclose to Pfizer all Technology not previously disclosed to Pfizer. All Technology heretofore disclosed by DAHI to Pfizer shall be deemed to have been disclosed pursuant to this Agreement and shall be subject to the provisions of this Agreement, including but not limited to this Section 8.

          (b) During the term of this Agreement and for ten years after expiration or termination hereof, Pfizer shall keep confidential and not disclose to others or use for any purpose, other than as authorized herein, all Technology supplied in writing by DAHI or other tangible form; provided, however, that the foregoing obligations of confidentiality and non-use shall not apply to the extent that any Technical Information is: (i) already known to Pfizer at the time of disclosure hereunder or hereafter developed by Pfizer independent of any disclosure hereunder as Pfizer can demonstrate by competent written proof; or (ii) publicly known prior to or after disclosure hereunder other than through acts or omissions of Pfizer or its employees; or (iii) disclosed in good faith to Pfizer by a third party under no obligation of confidentiality to DAHI. In addition, Pfizer shall have the right to disclose Technical Information to third parties under a secrecy agreement with essentially the same confidentiality provisions provided herein for use solely in connection with Pfizer's exercise of its rights under this Agreement. Disclosure may also be made by Pfizer's to governmental agencies to the extent required or desirable to secure governmental approval for marketing of Products (provided Pfizer will use reasonably diligent efforts to secure confidential treatment thereof) and to preclinical and clinical investigators where necessary or desirable for their information to the extent normal and usual in the custom of the trade and under a secrecy agreement with essentially the same confidentiality provisions contained herein. The parties acknowledge that the Technical Information may include compilations of various publicly available information, and that, so long as such compilations are not publicly available, the fact that any particular item within the compilation is publicly available shall not reduce Pfizer's obligations to maintain the compilation in confidence hereunder.

9. Competitive Products, Promotional Material.

          (a) Nothing in this Agreement shall prevent Pfizer, its Affiliates or sublicensees from manufacturing, using or selling in any country any products similar to or competitive with the Products.

          (b) Pfizer will use reasonably diligent efforts to include in its promotional materials and product literature for Products, to the extent appropriate as Pfizer shall determine, references to Draxis or DAHI and the Technology. While Pfizer agrees to consult with Draxis or DAHI in this regard, Pfizer shall be solely responsible for developing appropriate references and mention in such materials and literature.

10. Patent and Trademark Litigation.

          (a) Each of the parties shall promptly notify the other in the event of any potential infringement by any third party or any claims of alleged infringement by DAHI or Pfizer with respect to the manufacture use or sale of Products to the extent such potential infringement relates to Technology. Pfizer shall have the right but not the obligation to defend or institute litigation in connection therewith, and any such litigation shall be at Pfizer's expense; provided that Pfizer shall not make any admission of invalidity or unenforceability of Patents or settle any such claim for infringement brought by a third party which contains any admission of invalidity or unenforceability of Patents, without DAHI's prior written consent, which shall not be unreasonably withheld. If, as a result of any claims of alleged infringement with respect to the manufacture use or sale of Products, Pfizer or its Affiliates or its sublicensees is required to make payments to any third parties, Pfizer shall offset payments against royalty payments otherwise due to DAHI; provided Pfizer may offset such such payments up to the extent of 50% of such royalties otherwise due to DAHI payable on each payment date, until the amount is fully offset. DAHI agrees to cooperate with Pfizer in such litigation. If Pfizer fails to defend or prosecute any such action, DAHI shall have the right upon 120 days prior notice to Pfizer, at DAHI's expense, to defend or institute any such litigation. In the event DAHI defends or institutes such litigation, Pfizer agrees to cooperate with DAHI in such litigation. Subject to the provisions of this Section 10, the party conducting any litigation brought hereunder shall have full control over its conduct, including settlement thereof.

          (b) DAHI and Pfizer shall recover their respective actual out-of-pocket expenses associated with any litigation brought hereunder from any recovery made from a third party. Any excess amount shall be shared between Pfizer and DAHI, with Pfizer receiving 75% and DAHI receiving 25% of such excess if Pfizer brings such action and Pfizer receiving 25% and DAHI receiving 75% of such excess if DAHI brings such action.

          (c) The parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning Compound or Product.

          (d) DAHI covenants that for the term of this Agreement it will not assign, license, pledge or compromise the Patents nor make any commitments or offers in a manner that conflicts with the rights of Pfizer created by this Agreement.

          (e) If the parties determine, in good faith with respect to any country in the Territory, in order to avoid infringement of any patent not licensed hereunder regarding the Technology, it is reasonably necessary to make changes to Products or obtain a license in order to make, use or sell Products, or to make payments under such a license, such as royalty payments, Pfizer and DAHI shall agree as to the portion of such payments or expenses associated with making changes to Products, which shall be offset against royalty payments otherwise due to DAHI.

          (f) DAHI hereby grants to Pfizer, and Pfizer hereby accepts, an exclusive option to obtain all of DAHI's rights, title and interest under the exclusive license agreement with Innovation Foundation, dated May 22, 1992, as amended January 4, 1995 (the "IF Agreement"). The term of such exclusive option shall extend for so long as DAHI's rights, title and interest remain in effect under the IF Agreement or until this Agreement is terminated, whichever shall first occur. If Pfizer elects to exercise the option contained in this Section, DAHI and Pfizer will negotiate in good faith the costs to borne by the parties in connection with any such exercise.

11. Patent and Trademark Prosecution and Maintenance.

          (a) DAHI shall disclose to Pfizer the complete texts of all patent applications filed or to be filed by DAHI which relate to Compound or Product as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a Patent anywhere in the Territory.

          Pfizer shall have the right to review all such pending and proposed applications and other proceedings and make recommendations to DAHI concerning them and their conduct. DAHI agrees to keep Pfizer promptly and fully informed of the course of patent prosecution or other proceedings. Pfizer shall provide such patent consultation to DAHI at no cost to DAHI. Pfizer shall hold all information disclosed to it under this Section 10 as confidential subject to the provisions of this Agreement.

          (b) DAHI shall notify Pfizer in a timely manner of any decision to abandon a pending patent application or an issued patent included in Patents. Thereafter, Pfizer shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

          (c) Within 30 days of receipt of invoices for DAHI, Pfizer shall reimburse DAHI for all the costs of filing, prosecuting, extending, responding to opposition and maintaining patent applications and patents in countries where filings have been made as of the execution date of this Agreement as set forth in Appendix I ("Core Patent Filing Countries"). However, in the event Pfizer surrenders its rights obtained from DAHI pursuant to Section 8(i) of the Master Agreement, with respect to a particular country, Pfizer shall have no obligation to continue to reimburse DAHI for such costs of filing, prosecuting, responding to opposition and maintaining patent applications and patents in such country. Within 30 days of receipt of invoices from DAHI, Pfizer shall reimburse DAHI for all the costs of filing, prosecuting, responding to opposition and maintaining patent applications and patents in countries other than Core Patent Filing Countries ("Non-Core Patent Filing Countries") where Pfizer requests that DAHI file patent applications. However, Pfizer may, upon 60 days notice, request that DAHI discontinue filing or prosecution of patent applications in any country and discontinue reimbursing DAHI for the costs of filing, prosecuting, responding to opposition or maintaining such patent application or patent in such Non-Core Patent Filing Countries. DAHI shall pay all costs in such Non-Core Patent Filing Countries in which Pfizer does not request that DAHI file, prosecute or maintain patent applications and patents, or has requested that DAHI discontinue filing or prosecution of patent applications and patents, but in which DAHI, at its option, elects to do so.

          (d) Pfizer shall have the right to file on behalf of DAHI all applications and take all actions necessary to obtain patent extensions pursuant to 35 U.S.C. Section 156 or similar foreign statutes licensed to Pfizer hereunder. DAHI agrees to sign, at Pfizer's expense, such further documents and take such further actions as may be requested by Pfizer in this regard.

          (e) Provided that DAHI and Draxis provide Pfizer with all documentation and signatures necessary to prosecute and maintain trademarks, Pfizer shall take all reasonable, necessary steps and pay all necessary expenses to obtain and maintain all Trademarks in each country in the Territory in the name of DAHI. Pfizer acknowledges that the Trademarks are claimed to be valid trademarks and are claimed to be owned by DAHI, and that Pfizer has no rights therein except those set forth in this Agreement. Pfizer agrees to use the Trademarks in accordance with usual trademark practice, and to avoid doing anything that will in any manner impair or detract from the value of Trademarks. The Products shall be sold under the Trademarks, or by mutual agreement of the parties, any other mark, name or symbol. Pfizer shall register such other mark, name or symbol in the name of DAHI subject to the terms and conditions set forth in the Master Agreement.

12. Term of Agreement. This Agreement shall be effective as of the date first set forth above and shall remain in effect until terminated as provided herein.

13. Termination. This Agreement shall terminate as follows:

          (a) If either Pfizer or DAHI breaches or defaults in the performance or observance of any of the provisions of this Agreement, and such breach or default is not cured within 60 days after the giving of notice by the other party specifying such breach or default, the other party shall have the right to terminate this Agreement forthwith.

          (b) Termination of this Agreement for any reason shall be without prejudice to DAHI's right to receive all payments accrued under Section 3 and 5 hereof prior to the effective date of such termination and any other remedies which either party may otherwise have. In addition, upon any termination of this Agreement, (i) all rights granted herein to Pfizer shall terminate, (ii) the Research Agreement, the Manufacturing Agreements and the Master Agreement shall automatically terminate, and (iii) upon request by DAHI, Pfizer shall promptly return to DAHI all tangible embodiments of the Technical Information.

14. Rights and Duties Upon Termination.

          (a) Upon termination of this Agreement, DAHI shall have the right to retain any sums already paid by Pfizer hereunder, and Pfizer shall pay all sums accrued hereunder which are then due.

          (b) Upon termination of this Agreement in its entirety or with respect to any country under Section 8(i) of the Master Agreement (dealing with surrender of registrations), Pfizer shall notify DAHI of the amount of Product Pfizer and its sublicensees and distributors then have on hand, the sale of which, but for the termination, would be subject to royalty, and Pfizer and its sublicensees and distributors shall be permitted to sell that amount of Product provided that Pfizer shall pay the royalty thereon at the time herein provided for.

          (c) Termination of this Agreement shall terminate all outstanding obligations and liabilities between the parties arising from this Agreement except those described in Section 8(b).

          (d) Termination of this Agreement in accordance with the provisions hereof shall not limit any remedies which may be otherwise available in law or in equity.

15. Notices. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follow, or to such other address as may be designated from time to time:

If to DAHI:

          Depreny Animal Health, Inc.
          7101 College Boulevard
          Suite 580
          Overland Park, Kansas 66210

           Attention: President

If to Draxis:

          Draxis Health Inc.
          6870 Goreway Drive
          Mississauga, Ontario H4S 1W6
          Canada

          Attention: President
          With a copy to: General Counsel

If to Pfizer:

          Pfizer Inc.
          235 East 42nd Street
          New York NY 10017-5755

          Attention: President, Animal Health Group

  With a copy to: Office of the General Counsel

Notices shall be deemed given as of the date mailed.

16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Independent Agreements. Except as specifically provided herein, if for any reason or under any circumstances any or all of the Agreements shall terminate or shall no longer be in effect or enforceable, such shall in no way affect the validity or enforceability of this Agreement which shall continue in full force and effect according to its terms.

19. Amendments. Any modification, amendment or supplement to this Agreement or any of the other Agreements shall be in writing and shall be signed by duly authorized representatives of each party to the amended Agreement.

20. No Third Party Beneficiaries. No third party, except for Draxis, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

21. Assignment and Successors. None of the Agreements may be assigned by any of the parties hereto without the consent of the other parties, except that each party may assign the Agreements and the rights and interests of such party, in whole or in part, to any of its Affiliates, or and, in the case of Pfizer, to any purchaser of all or substantially all of its animal health business, provided that Pfizer shall assign all of the Agreements to any such purchaser.

22. Waivers. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

23. Force Majeure. Neither Pfizer nor DAHI shall be liable for failure of or delay in performing any of its obligations set forth in this Agreement, and neither of them shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of DAHI or Pfizer, as the case may be, provided that any such delay in performance shall continue only so long as performance is prevented by any such disaster or cause and any reasonable period as may be required to recover from such disaster or cause.

24. Severability. If any provision of this Agreement or any of the other Agreements is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable it is the intention of the parties that the remainder of this Agreement and the other Agreements shall not be affected.

25. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

26. Headings. Section headings are inserted for convenience of reference only and do not form a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.



DEPRENYL ANIMAL HEALTH, INC.



By: /s/ Martin Barkin
   --------------------------



PFIZER, INC.



By: [ILLEGIBLE]
   --------------------------

                            Appendix I - Patents

                         ISSUED AND GRANTED PATENTS


Cognitive Disease patent (Based on 07/576,011 & 07/643,452):


Country:                      Patent No.       Issue Date     Expiration
--------                      ----------       ----------     ----------
U.S. (07/576,011 only)        5,151,449        9/29/92        8/31/10

Australia                     633714           5/28/93        3/28/11
Canada                        2,039,194        01/28/97       3/27/11
EPO                           0473252          3/5/97         3/28/11
EPO Countries:
    Austria                   0473252          3/5/97         3/28/11
    Belgium                   0473242          3/5/97         3/28/11
    Denmark                   0473252          3/5/97         3/28/11
    France                    0473252          3/5/97         3/28/11
    Germany                   69124875.3       3/5/97         3/28/11
    Greece                    970400647        3/5/97         3/28/11
    Luxembourg                0473252          3/5/97         3/28/11
    The Netherlands           0473252          3/5/97         3/28/11
    Spain                     0473252          3/5/97         3/28/11
    Switzerland               0473252          3/5/97         3/28/11
    United Kingdom            0473252          3/5/97         3/28/11
New Zealand                   238277           5/27/91        5/27/11
Taiwan (07/643,452 only)      54258            5/20/92        1/20/07
Mexico                        185505           8/4/97         7/2/2011


                       Appendix I - Patents continued

                    ISSUED AND GRANTED PATENTS continued


Cushing's Disease patent (Based on 07/858/702):


Country:                      Patent No.       Issue Date     Expiration
--------                      ----------       ----------     ----------
United States                 5,192,808        3/9/93         8/31/10
EPO                           0562705          10/11/95       1/22/13
EPO Countries:
    Austria                   0562705          10/11/95       1/22/10
    Belgium                   0562705          10/11/95       1/22/13
    Denmark                   0562705          10/11/95       1/22/13
    France                    0562705          10/11/95       1/22/13
    Germany                   69300608.0-08    10/11/95       1/22/13
    Greece                    38/8657          10/11/95       1/22/13
    Ireland                   0562705          10/11/95       1/22/13
    Italy                     0562705          10/11/95       1/22/13
    Luxembourg                0562705          10/11/95       1/22/13
    Monaco                    0562705          10/11/95       1/22/13
    The Netherlands           0562705          10/11/95       1/22/13
    Portugal                  0562705          10/11/95       1/22/13
    Spain                     0562705          10/11/95       1/22/13
    Sweden                    0562705          10/11/95       1/22/13
    United Kingdom            0562705          10/11/95       1/22/13
    Switzerland               0562705          10/11/95       1/22/13


                           Appendix I - Patents continued
                          -------------------------------

                        Issued and Granted Patents continued
                        ------------------------------------


WEIGHT LOSS PATENT (BASED ON 07/913,298):

Country:             Patent No.         Issue Date             Expiration
--------            -----------        ------------           ------------
United States        5,225,446            7/6/93                 8/31/10

IMMUNOLOGY PATENT (BASED ON 07/975,284):

Country:             Patent No.         Issue Date             Expiration
--------            -----------        ------------           ------------
United States        5,276,057            1/4//94                1/4/11

IMMUNOLOGY PATENT (BASED ON 07/113,608):

Country:             Patent No.         Issue Date             Expiration
--------            -----------        ------------           ------------
United States        5,387,615             2/7/95                 2/7/12


SURVIVAL CURVE SHIFTING PATENT (BASED ON 08/300,962):

Country:             Patent No.         Issue Date             Expiration
--------            -----------        ------------           ------------
United States        5,565,495           10/15/96                10/15/13


HEARING LOSS PATENT (BASED ON 08/475,186):

Country:             Patent No.         Issue Date             Expiration
--------            -----------        ------------           ------------
United States        5,561,163           10/1/96                 10/1/13

                             Appendix II - Trademarks and Tradenames

                                       Issued Trademarks
                                       -----------------

ANIPRYL:

COUNTRY               REG. NO.          ISSUE DATE           AU=AFF'D OF USE/
-------               --------          ----------         ------------------
                                                             R=RENEWAL DATE
                                                           ------------------
United States        1,666,409         12/3/91                   12/3/97 AU

Australia              A623359         3/14/95                   02/23/01 R
Austria                153,384          7/1/94                   07/31/04 R
Benelux                 544538         10/3/94                   02/23/04 R
Canada                 443,186         5/26/95                   05/26/10 R
Denmark                4163/94         6/24/94                   06/24/04 R
Finland                 135621        12/20/94                   12/20/04 R
France                94507408          8/5/94                   02/20/04 R
Germany              2,087.441        12/15/94                   02/21/04 R
Iceland               668/1994         8/26/94                   08/26/04 R
Ireland                 159250         8/17/95                   02/22/01 R
Italy                   686916         9/18/96                   02/21/04 R
Japan                  3211739        10/31/96                   10/31/06 R
Mexico                  494303         6/12/95                   05/09/05 R
New Zealand             234452          7/5/96                   02/31/01 R
Norway                 169,868        11/30/95                   10/26/05 R
Portugal               298.794         6/20/95                   06/20/05 R
Sweden                 303,512         7/21/95                   07/21/05 R
Switzerland             420936         2/29/96                   02/24/04 R
United Kingdom         1563682         3/10/95                   02/21/01 R
Greece                   11805          4/1/94                    Pending

Spain                  1810564         3/21/94                    Pending

Japan                143358/97         7/31/97                    Pending

LIFE TABS:

COUNTRY               REG. NO.          REG. DATE            AU=AFF'D OF USE/
-------               -------           ---------            ----------------
                                                             R=RENEWAL DATE
                                                             ----------------
United States           1,669,106        12/24/91                 ABANDONED
Canada                TMA 454,491         2/23/96                 02/23/11 R


LIFE TREATS:

COUNTRY               REG. NO.          REG. DATE            AU=AFF'D OF USE/
-------               -------           ---------            ----------------
                                                             R=RENEWAL DATE
                                                             ----------------
United States        1,677,323             3/3/92                03/03/98 AI
Canada                 444,862             7/7/95                07/07/10 R

                   Appendix II - Trademarks and Tradenames

                              ISSUED TRADEMARKS

ANIPRYL:


Country                Reg. No.           Issue Date       AU=Aff'd of Use/
-------                --------           ----------       ----------------
                                                           R=Renewal Date
                                                           ----------------
United States          1,666,409          12/3/91          12/3/97 AU

Australia              A623359            3/14/95          02/23/01 R
Austria                153,384            7/1/94           07/31/04 R
Benelux                544538             10/3/94          02/23/04 R
Canada                 443,186            5/26/95          05/26/10 R
Denmark                4163/94            6/24/94          06/24/04 R
Finland                135621             12/20/94         12/20/04 R
France                 94507408           8/5/94           02/20/04 R
Germany                2,087.441          12/15/94         02/21/04 R
Iceland                668/1994           8/26/94          08/26/04 R
Ireland                159250             8/17/95          02/22/01 R
Italy                  686916             9/18/96          02/21/04 R
Japan                  3211739            10/31/96         10/31/06 R
Mexico                 494303             6/12/95          05/09/05 R
New Zealand            234452             7/5/96           02/31/01 R
Norway                 169,868            11/30/95         10/26/05 R
Portugal               298.794            6/20/95          06/20/05 R
Sweden                 303,512            7/21/95          07/21/05 R
Switzerland            420936             2/29/96          02/24/04 R
United Kingdom         1563682            3/10/95          02/21/01 R
Greece                 11805              4/1/94           Pending

Spain                  1810564            7/31/94          Pending

Japan                  143358/97          7/31/97          Pending


LIFE TABS:


Country                Reg. No.           Reg. Date        AU=Aff'd of Use/
-------                --------           ----------       ----------------
                                                           R=Renewal Date
                                                           ----------------

United States          1,669,106          12/24/91         ABANDONED
Canada                 TMA 454,491        2/23/96          02/23/11 R



LIFE TREATS:


Country                Reg. No.           Reg. Date        AU=Aff'd of Use/
-------                --------           ----------       ----------------
                                                           R=Renewal Date
                                                           ----------------

United States          1,677,323          3/3/92           03/03/98 AI
Canada                 444,862            7/7/95           07/07/10 R


            Appendix III - Examples of Minimum Royalty Computation

                               Appendix III


----------------------------------------------------------------------------------------------------------------------------------
5% X $10, 20% X $10, 15% X $10, 10% X $10,
7.5% GREATER THAN $40MM               1998: 1st Sales Projection   1999: 2nd Sales Projection   2000: 3rd Sales Projection
----------------------------------------------------------------------------------------------------------------------------------
DIXIE: MINIMUM ROYALTY CALCULATION     1998      1999      2000     1999      2000      2001     2000      2001      2002
                                       ----      ----      ----     ----      ----      ----     ----      ----      ----

                                      --------------------------------------------------------------------------------------------
Forecast Net Sales                     2000      3000      4000     2000      4000      5000     2500      3500      5000
                                      --------------------------------------------------------------------------------------------

Actual Net Sales                       1000      1100      2200     1100      2200      2800     2200      2800       100

Royalty Based on Forecast               500       750      1000      500      1000      1250      625       875      1250
                                      25.0%     25.0%     25.0%    25.0%     25.0%     25.0%    25.0%     25.0%     25.0%

                                      --------------------------------------------------------------------------------------------
Actual Royalty Remitted                 250       275       550      275       550       700      550       700        25
                                      ============================================================================================
                                      25.0%     25.0%     25.0%    25.0%     25.0%     25.0%    25.0%     25.0%     25.0%

CALCULATION OF MINIMUM ROYALTY

Royalty Based on Forecast               500       750      1000      500      1000      1250      625       875      1250

Minimum Royalty = 50% of
Forecast Royalty                  50%   250       375       500      250       500       625      313       438       625

Actual Royalty Remitted                 250       275       550      275       550       700      550       700        25
                                      --------------------------------------------------------------------------------------------

Actual GREATER THAN Minimum               0      -100        50       25        50        75      238       263      -600
                                      --------------------------------------------------------------------------------------------

Cumulative Actual vs. Minimum             0      -100       -50       25        75       150      238       500      -100
                                      ============================================================================================

Adjustment Due to Dixie,
paid in yrs 4, 5 & 6                  Year 4 Payment     50        Year 5 Payment     None      Year 6 Payment     100
                                                       ========                     ========                     ========
----------------------------------------------------------------------------------------------------------------------------------